Exhibit 99.1

Contacts:
Rachael Scherer	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2694	763-505-2633

Chris King	Jeanne Forbis
Investor Relations	Public Relations
763-505-2695	763-505-2814

Yvan Deurbroeck
Public Relations
(+41-21) 802-7574

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS 24 PERCENT RISE IN FOURTH QUARTER REVENUE,
RECORD ANNUAL REVENUES EXCEED $9.0 BILLION

MINNEAPOLIS, May 24, 2004 – Medtronic, Inc. (NYSE: MDT) today announced record quarterly revenues of $2.665 billion, an increase of 24.1 percent over the $2.148 billion of the comparable period one year ago. Reflecting the weaker dollar outside the United States, foreign currency translation had a positive impact on quarterly revenue of $115.7 million, when compared to the prior year.

Net earnings in the quarter were $568.9 million, or $0.47 per diluted share, an increase of 16.8 percent over the $487.1 million in net earnings and 17.5 percent above the $0.40 per diluted share recorded in last year’s fourth quarter.  Excluding a required acquisition-related in-process research and development charge of $17.2 million taken in the fourth quarter, net earnings and net earnings per diluted share of $586.1 million and $0.48 grew 20.3 percent and 20.0 percent, respectively.

“Market share gains and accelerating growth across all operating segments fueled an especially strong performance in the quarter,” stated Art Collins, chairman and chief executive officer of Medtronic.  “The breadth and depth of Medtronic’s entire product portfolio was clearly evident as the revenue growth rate was the highest we have reported in four years.”

The fourth-quarter results capped a record year with strong revenues and earnings.  The company reported annual revenues of $9.087 billion, an increase of 18.6 percent over the $7.665 billion in the prior year.  Reflecting the weaker dollar outside the United States, foreign exchange translation had a positive impact on annual revenue of $344.2 million, when compared to the prior year.

Net earnings for the year were $1.959 billion, or $1.60 per diluted share, an increase of 22.5 percent over net earnings of $1.600 billion in the prior year.  Excluding special and in-process research and development charges in fiscal year 2004 of $38.1 million and $120.9 million in fiscal year 2003, net earnings and net earnings per diluted share were $1.997 billion and $1.63, respectively, representing growth in net earnings and net earnings per diluted share of 16.1 percent and 16.4 percent, respectively.

“Over the last several years, Medtronic has increased its investments in research and development, operating infrastructure and market development,” continued Collins.  “These investments are now helping to drive growth while providing better medical outcomes for an increasing number of patients.  In fact, every six seconds, someone in the world is alive or living a fuller life as the result of a Medtronic product or therapy.”

Cardiac Rhythm Management Business

Cardiac Rhythm Management posted $1.247 billion in quarterly revenues and $4.238 billion for the year, representing quarterly growth of 22 percent and annual growth of 17 percent when compared to the same periods one year ago.

Extending its leadership with market share gains, quarterly worldwide revenues for implantable defibrillators grew 34 percent, led by continued strong acceptance of the InSync II Marquis™ and the high-energy Maximo™ implantable defibrillators.  Another quarterly highlight included the presentation of results from the landmark SCD-HeFT (Sudden Cardiac Death in Heart Failure) trial, which demonstrated that implantable defibrillators reduced death by 23 percent in people with moderate heart failure compared to those who did not receive defibrillators.  The fourth quarter also saw the first implants of EnTrust™, the company’s next generation implantable defibrillator, and the addition of the InSync II Marquis and Maximo to the Medtronic CareLink® Network, a remote monitoring service now supporting nearly 10,000 patients worldwide.  Earlier today, Medtronic announced the European launch of Intrinsic™, the world’s first implantable defibrillator with Managed Ventricular Pacing (MVP™), a new pacing mode designed to promote natural heart activity by minimizing unnecessary right ventricular pacing.  The Intrinsic is the first of three new implantable defibrillators Medtronic plans to launch during the first half of the new fiscal year — additional products will include InSync Maximo™ and InSync Sentry™, an implantable defibrillator that will also allow physicians to monitor fluid build-up in the lungs of heart failure patients and treat them before hospitalization is required.

Worldwide pacing revenues increased 11 percent in the quarter due to continued physician preference for both the InSync® III and EnPulse™ pacemakers.  Reflecting its full product pipeline, Medtronic also announced the first implants of the next generation EnRhythm™ pacemaker and introduced another version of EnPulse, which incorporates a first-of-its-kind feature that automatically adjusts electrical impulses delivered to the heart’s upper right chamber.  Looking forward, Medtronic expects to launch InSync® cardiac resynchronization therapy in Japan during the first quarter — once introduced, this will be the first and only such device available in this market.

Medtronic Emergency Response Systems (formerly Medtronic Physio-Control) reported 16 percent growth in the quarter, a reflection of market share gains and the addition of several contracts for exclusive distribution of its market-leading automated external defibrillators (AEDs).  These agreements include a multi-year contract with American Medical Response, the nation’s largest provider of medical transportation, plus agreements with Walgreens.com and Costco.com to sell its LIFEPAK® CR Plus directly to consumers on a prescription basis.

Vascular Business

Vascular revenues of $242.5 million for the quarter and $842.2 million for the year represented an increase of 19 percent and 9 percent, respectively, over the same periods one year ago.

Continued strong acceptance of the Driver™ coronary stent in markets worldwide contributed to the quarter’s performance — this next-generation cobalt-based alloy stent also serves as the foundation for Medtronic’s Endeavor™ drug-eluting coronary stent.  In the quarter, Medtronic also achieved two additional milestones to support commercialization of its drug-eluting coronary stent by the end of this calendar year — the start of patient enrollment in its ENDEAVOR III clinical trial in the United States and the expansion of enrollment in its ENDEAVOR II clinical trial in Europe.  Later this week, Medtronic will present 12-month results from its ENDEAVOR I clinical trial and 30-day Major Adverse Cardiac Events (MACE) for its ENDEAVOR II clinical trial at the Paris Course on Revascularization (PCR) meeting.

Reflecting the benefit of investments made to broaden its product portfolio, Medtronic also achieved significant market share gains across a number of core product lines. Strong physician preference for specific products, such as the AneuRx® Stent Graft for abdominal aortic aneurysms, the Racer Over-The-Wire Biliary Stent System, the NC Stormer® balloon catheter and the recently launched Sprinter™ balloon dilatation catheter, fueled this growth.  In the next quarter, Medtronic anticipates CE Mark approval of its Interceptor® PLUS filter system for distal protection — this will be used with Medtronic’s already commercialized Exponent self-expanding carotid stent in Europe.  This product introduction will make Medtronic the only company with embolic protection devices employing both filter technology and balloon occlusion and aspiration technologies.

Cardiac Surgery Business

Cardiac Surgery reported quarterly revenues of $187.7 million and annual revenues of $630.9 million, a respective increase of 22 percent and 13 percent versus the same periods last year.

Global revenues for Heart Valves grew 31 percent in the quarter, driven by significant share gains in expanding markets worldwide.  During the quarter, Medtronic reintroduced the Freestyle® and Mosaic® bioprosthetic heart valves to the Japanese market — these are the only valves on the Japanese market with third-generation tissue technologies with improved durability and hemodynamic performance.  Additionally, the company made further progress with U.S. clinical trials for the ADVANTAGE® bileaflet mechanical heart valve.

Worldwide revenues for Cardiac Surgery Technologies (CST) increased 19 percent in the quarter, led by continued preference for the market-leading Cardioblate® BP Surgical Ablation System, which offers surgeons the unique ability to perform an irrigated surgical ablation procedure.  An additional highlight for the quarter included the publication of the SMART (Surgical Management of Arterial Revascularization) study in the Journal of the American Medical Association.  This study demonstrated that grafts performed during beating-heart bypass procedures are as effective as conventional bypass surgery over time and include the additional benefits of less heart muscle damage, fewer blood transfusions, shorter hospital stays and lower costs of surgery.

Perfusion Systems’ revenues were up 17 percent in the quarter, supported by acceptance of the recently introduced Resting Heart™ System.  This system is designed to address many of the clinical issues traditionally associated with procedures requiring a heart-lung machine, including early and mid-term mortality, neurocognitive dysfunction and stroke.

Neurological and Diabetes Businesses

Neurological and Diabetes quarterly revenues of $453.9 million and annual revenues of $1.611 billion increased 22 percent and 19 percent, respectively, when compared to the same periods one year ago.

Led by strong acceptance of InterStim® Therapy for Urinary Control and TUNA® Therapy for enlarged prostate, Neurological quarterly revenues grew 22 percent.  Double-digit growth in sales of Activa® Therapy, the Strata® valve and neurostimulation systems for the treatment of pain also contributed to the quarter.  Further highlights included the initiation of the U.S. clinical trial for the Intercept™ Epilepsy Control System — the study will examine whether the application of the company’s brain stimulation therapy can reduce seizure rates in patients with epilepsy.

Quarterly revenues for Diabetes increased 24 percent.  This was primarily due to the continued enthusiastic reception of the Paradigm® 712 insulin infusion pump, which features a larger reservoir.  Further progress was also made toward the development of an artificial pancreas with the FDA approval of the Guardian™ Glucose Monitoring System in February.

Spinal, ENT and SNT Businesses

Spinal, Ear, Nose and Throat (ENT) and Surgical Navigation Technologies (SNT) revenues of $534.3 million for the quarter and $1.765 billion for the year represented an increase of 36 percent and 31 percent, respectively, over the same periods in the prior year.

Indicative of its continued leadership in the development and commercialization of novel therapies for the treatment of spinal conditions, Spinal revenues were up more than 35 percent in the quarter.  Results were primarily driven by accelerating demand for INFUSE® Bone Graft and growing preference for the Minimal Access Spine Technologies (MAST) portfolio of products.  Quarterly milestones included the completion of enrollment in clinical trials for the PRESTIGE™ Cervical Disc System and the introduction of the enhanced CD HORIZON® ECLIPSE® Spinal System, the first dual-rod, minimally invasive treatment for scoliosis.  Additionally, the business just secured approval from the U.S. Food and Drug Administration for the further use of INFUSE bone graft in the treatment of acute, open fractures of the tibial shaft.  In the next quarter, Medtronic anticipates the completion of enrollment in clinical trials for both its BRYAN® Cervical Disc System and its MAVERICK™ Artifical Lumbar Disc.

SNT revenues grew 26 percent in the quarter, due to the increasing use of surgical navigation technology in a variety of procedures, including spinal and brain stimulation.  ENT quarterly revenues increased 22 percent, supported by clear preference for the company’s market-leading nerve monitoring systems and the recently launched XPS Micro power drill.

Webcast Information

Medtronic will host a webcast today, May 24, 2004, at 4:15 p.m. (EDT) (3:15 p.m. CDT), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CDT on May 31, 2004.  This earnings release will be archived at www.medtronic.com/newsroom, and a transcript of the webcast will be available at www.medtronic.com/corporate/invest.html.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.  LT CAGE® + INFUSE®, INTERFIX™ and INTERFIX™ RP + INFUSE®, and BRYAN® TCD Instruments incorporate technology developed by Gary K. Michelson, M.D.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2003.  Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 30, 2004	April 25, 2003
	(in millions of dollars, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,593.7	$1,470.1
Short-term investments	333.8	22.7
Accounts receivable, less allowances of $145.3 and $99.5, respectively	1,994.3	1,761.4
Inventories	877.7	942.4
Deferred tax assets, net	197.4	194.0
Prepaid expenses and other current assets	315.8	299.6
Total current assets	5,312.7	4,690.2

Property, plant, and equipment	3,204.3	2,872.9
Accumulated depreciation	(1,496.0)	(1,289.9)
Net property, plant, and equipment	1,708.3	1,583.0

Goodwill	4,236.9	4,183.8
Other intangible assets, net	999.3	1,033.0
Long-term investments	1,456.3	594.0
Other assets	397.3	321.5

Total assets	$14,110.8	$12,405.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$2,358.2	$385.3
Accounts payable	346.2	269.4
Accrued compensation	459.8	402.1
Accrued income taxes	637.6	444.4
Other accrued expenses	438.8	396.8
Total current liabilities	4,240.6	1,898.0

Long-term debt	1.1	1,980.3
Deferred tax liabilities, net	408.2	304.3
Long-term accrued compensation	123.7	101.9
Other long-term liabilities	260.2	214.6
Total liabilities	5,033.8	4,499.1

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	120.9	121.8
Retained earnings	8,890.9	7,808.4
Accumulated other non-owner changes in equity	72.0	(12.1)
	9,083.8	7,918.1
Receivable from Employee Stock Ownership Plan	(6.8)	(11.7)

Total shareholders’ equity	9,077.0	7,906.4

Total liabilities and shareholders’ equity	$14,110.8	$12,405.5

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended April 30, 2004 (1)			Three months ended April 25, 2003
	Before Special and IPR&D Charges	Special and IPR&D Charges (2)	As Reported	As Reported

Net sales	$2,665.4	$—	$2,665.4	$2,147.8

Costs and expenses:
Cost of products sold	664.5	—	664.5	540.6
Research and development expense	244.1	—	244.1	189.4
Selling, general, and administrative expense	804.9	—	804.9	649.4
Purchased in-process research and development (IPR&D)	—	17.2	17.2	—
Other expense	122.2	—	122.2	68.8
Interest (income)/expense	(1.7)	—	(1.7)	3.8
Total costs and expenses	1,834.0	17.2	1,851.2	1,452.0

Earnings before income taxes	831.4	(17.2)	814.2	695.8

Provision for income taxes	245.3	—	245.3	208.7

Net earnings (loss)	$586.1	$(17.2)	$568.9	$487.1

Earnings per share:
Basic	$0.48	$(0.01)	$0.47	$0.40
Diluted	$0.48	$(0.01)	$0.47	$0.40

Weighted average shares outstanding:
Basic	1,210.4		1,210.4	1,219.0
Diluted	1,221.5		1,221.5	1,229.7

(1) - Fiscal year 2004 includes 53 weeks with 14 weeks in the fourth quarter versus 52 weeks and 13 weeks, respectively, in fiscal year 2003.

(2) - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Twelve months ended April 30, 2004 (1)			Twelve months ended April 25, 2003
	Before Special and IPR&D Charges	Special and IPR&D Charges (2)	As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (2)	As Reported

Net sales	$9,087.2	$—	$9,087.2	$7,665.2	$—	$7,665.2

Costs and expenses:
Cost of products sold	2,252.9	—	2,252.9	1,890.3	—	1,890.3
Research and development expense	851.5	—	851.5	749.4	—	749.4
Selling, general, and administrative expense	2,801.4	—	2,801.4	2,371.9	—	2,371.9
Special charges	—	(4.8)	(4.8)	—	2.5	2.5
Purchased in-process research and development (IPR&D)	—	41.1	41.1	—	114.2	114.2
Other expense	351.0	—	351.0	188.4	—	188.4
Interest (income)/expense	(2.8)	—	(2.8)	7.2	—	7.2
Total costs and expenses	6,254.0	36.3	6,290.3	5,207.2	116.7	5,323.9

Earnings before income taxes	2,833.2	(36.3)	2,796.9	2,458.0	(116.7)	2,341.3

Provision for income taxes	835.8	1.8	837.6	737.3	4.2	741.5

Net earnings (loss)	$1,997.4	$(38.1)	$1,959.3	$1,720.7	$(120.9)	$1,599.8

Earnings per share:
Basic	$1.65	$(0.03)	$1.61	$1.41	$(0.10)	$1.31
Diluted	$1.63	$(0.03)	$1.60	$1.40	$(0.10)	$1.30

Weighted average shares outstanding:
Basic	1,213.7		1,213.7	1,217.5		1,217.5
Diluted	1,225.2		1,225.2	1,227.9		1,227.9

(1) - Fiscal year 2004 includes 53 weeks with 14 weeks in the fourth quarter versus 52 weeks and 13 weeks, respectively, in fiscal year 2003.

(2) - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.